Exhibit 10.8

INVESTORS CORPORATION
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VIA Email

January 10th, 2003


MR. ARMAND DAUPLAISE
President & CEO
Bio-One Corporation
1630 Winter Springs Boulevard
Winter Springs,  Florida 32708


Dear Sir,

You have provided us with certain information and have discussed with us the financing of Bio-One Corporation's strategic acquisitions and to provide ongoing working capital.

In connection therewith, based upon the preliminary information available to us, we are pleased to submit our proposal to provide a senior secured Revolving Credit Facility and a Term Loan Facility of up to US$15,000,000 (Fifteen Million US Dollars) to the Company. The exact structure and terms of the proposed Credit Facility cannot be precisely stated until the completion of our field examinations and credit investigations. However, in general, we contemplate that the Credit Facility may be structured as follows:

BORROWER:      Bio-One Corporation together with each of its subsidiaries and affiliates (the "Borrower").

LENDER: Investors Corporation together with it's affiliates and associated financial institutions (the "Lender")

FACILITY:      A Senior secured Credit Facility up to an amount equal to the lesser of (a) US$15,000,000 (Fifteen Million US Dollars) or (b) the Borrowing Base as defined.

PURPOSE: To acquire specific strategic acquisitions and provide ongoing working capital to the Borrower.


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OFFICES:
Canada, United Kingdom, Hong Kong, Cayman Islands, Channel Islands, Guernsey & Ireland

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1.       REVOLVING LOAN FACILITY

         (a) Amount: Revolving Loan Facility of up to US$5,000,000 (Five Million US Dollars) based upon the lending formulas, subject to the limits and other terms described below.

         (b)      Lending Formulas:

                  (i) Accounts Receivable: Up to 85% of the net amount of eligible accounts receivable of the Company. Eligible accounts receivable and the net amounts thereof will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally eligible accounts receivable will exclude accounts which are unpaid more than 30 days past the original due date thereof, accounts owed by an account debtor which has more than 50% of the aggregated amount thereof unpaid more than such number of days past the original invoice date thereof and/or due date, contra accounts, poor credits, employee or affiliate accounts receivable, and those other accounts which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us.

                  (ii) Inventory: Up to 50% of the value of finished goods inventory and Work-In-Progress Inventory of the Company valued at the lower of cost or market, as determined by us, with cost determined under the first-in-first-out method. Such advance rate is subject to results satisfactory to us of an appraisal of the inventory to be conducted at your expense by independent appraisers acceptable to us, and will not exceed 75% of net orderly liquidation value per appraisal. Eligible inventory will be determined by us pursuant to general criteria, which will be set forth in the loan documentation. Generally, eligible inventory will exclude packaging, slow moving or obsolete inventory, and those other items which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us.

2.       TERM LOAN FACILITY

         (a) Amount: A Term Loan Facility of up to the lessor of US$10,000,000 (Ten Million US Dollars) or 90% of net liquidation net of expenses per appraisal of the strategic business acquisitions. Such value will be as determined by appraisals, conducted at your expense, by independent business appraisers acceptable to us. Eligible acquisition companies will be determined by us.

         (b) Amortization: The Term Loan of US$10,000,000 (Ten Million US Dollars) will be repaid in consecutive equal monthly installments of principal commencing on the 1st (first) day of the month after the closing and on the 1st (first) day of each month thereafter. The amount of each monthly installment will be calculated based on a 48 (forty eight) month amortization, with the final installments to be in the then remaining balance of the Term Loan (and including principal, interest and other amounts) due on the earlier of: (1) the 1st (first) day of the 48th (forty eighth) month after the closing or (2) the termination or non-renewal of the Credit Facility or a default under our financing agreements. Additionally the amortization schedule shall allow for interest only payments for a period of 6 (six) months.

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                  Installments of principal on the US$10,000,000 (Ten Million US
                  Dollars) shall commence on the 1st (first) day of the month after the 6th (sixth) month period and on the 1st (first) day of each month thereafter for a period of 42 (forty two) months. With a balloon payment of the principal balance payable on the 1st (first) day of the 49th (forty ninth) month of the funding date.

3.       COLLATERAL

         All obligations of the Company and any corporate guarantors to us will be secured by first and only security interests in and liens upon all present and future assets of the Company and any corporate guarantors, including all accounts, contract rights, general intangibles, chattel paper, documents, instruments, deposit accounts, investment property, inventory, equipment, fixtures and real property, and all products and proceeds thereof. With respect to any real estate collateral, receipt of title of insurance policies in amount, form and from an issuer satisfactory to the Lender or a title opinion from Borrowers counsel in form and substance satisfactory to the lender.


4.       INTEREST RATE

         The interest rate on the Revolving Loan Facility will be 3.00% per annum above the US PRIME RATE reported and announced from time to time in the Wall Street Journal. Interest on the Term Loan Facility will be 3.25% above the US PRIME RATE. Interest on the Facility shall be computed on the basis of a 360 (three hundred and sixty) day year on the 1st (first) day of each month for the preceding month, and shall be charged on the average daily outstanding balances of the Facility during the preceding month and shall be paid monthly in arrears. In the event of a default, the above rates is subject to a premium of 3.00% per annum after default, for so long as it continues.


5.       FEES

         All fees listed below are in addition to interest and other fees and charges provided for herein and may, at our option, be charged directly to any loan accounts of the Company maintained with us.

         (a) Closing Fee: 1.50% of the Credit Facility, earned and payable in full at closing. If, at the request of the Company, we elect to issue a commitment letter, the closing fee will be payable to us upon issuance of the commitment letter as a non-refundable commitment fee.

         (b) Servicing Fee: US$1,000 (One Thousand US Dollars) for each month or part thereof during the term of the arrangements, payable monthly in advance.

         (c) Early Termination Fee: If the Credit Facility is terminated for any reason prior to the end of the then current term:

                  2% of the Credit Facility if terminated on or prior to the first anniversary of the date of closing;

                  1% of the Credit Facility if terminated after the first anniversary and on or prior to the second anniversary of the date of closing; and

                  0.5% of the Credit Facility if terminated after the second anniversary and prior to the third anniversary of the date of closing or at any other time prior to the end of the then current term.

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6.       TERM

         The Credit Facility will have an initial term of 4 (four) years from the date of closing, with a 5th (fifth) year at our option and automatic annual renewals thereafter unless either party gives 60 (sixty) days prior written notice to the other party of the intention to terminate the Credit Facility.

7.       EXPENSES

         You agree to pay all reasonable legal and closing expenses, including attorneys' fees and disbursements, filing and search fees, underwriting and due diligence expenses, appraisal fees and field examination expenses and per diem field examination charges, whether or not this transaction closes. We charge US$1,000 (One Thousand US Dollars) per person per day for our field examiners in the field and in the office, plus travel, hotel and all other out-of-pocket expenses. All such expenses shall be paid to us upon demand, together with such advance funds on account of such expenses and charges as we may from time to time request. This Section shall survive the expiration or termination of this letter.

8.       OTHER TERMS AND CONDITIONS

         This proposal does not represent a commitment to lend. Our proposal is expressly subject to review of certain other information, satisfactory completion of our field examinations, credit investigations and analysis and approval by our credit committee. Such approval, if obtained at all, shall be contingent upon a closing taking place within 45 (forty five) days thereafter, after which time this proposal will require reapproval by our credit committee even if we continue to work on this transaction. Such reapproval, if obtained, may result in different terms or conditions, or in a determination not to consummate the transaction. No commitment to lend shall be implied from any action by us or on our behalf. Communication to you of credit committee approval or reapproval shall not constitute a commitment to lend, unless expressly so stated in a commitment letter signed by you and us.

         In addition, subject to such conditions as may be established in connection with the credit approval, we would anticipate that the closing of the Credit Facility would be subject to the satisfaction, in a manner acceptable to us, of the following:

         The Company continuing to furnish us with all financial information, projections, budgets, business plans, cash flows and such other information as we reasonably request from time to time.

         We shall have received current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with supporting documentation, and other documents and information that will enable us to accurately identify and verify the eligible collateral at/or before closing in a manner satisfactory to us. We may require daily or weekly reporting of collateral information from the Company and/or may establish in our records a loan account for the Company prior to closing. Such actions should not be construed as a commitment to lend or to waive or modify any conditions to lending.

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         The Company shall have provided to us balance sheet, income statements, cashflow, and availability projections (including the assumptions underlying such projections), all in a level of detail acceptable to us, prepared on a monthly basis for the first year of the contract term and on a quarterly basis thereafter on all strategic acquisitions.

         Satisfactory legal review of the terms of the Credit Facility and its structure by our counsel, and execution and delivery of loan documents, all in form and substance satisfactory to us. The loan documents will include, among other documents, a loan agreement, security agreements, UCC financing statements, intercreditor agreements (if applicable), agreements from certain third parties, opinion letters of counsel.

         Such loan documents will contain provisions, representations, warranties, conditions, covenants and events of default satisfactory to our counsel and us. Financial covenants will require the Companies to maintain tangible net worth in an amount to be determined, which amount will be acceptable to us and to you, and to maintain a minimum fixed charge coverage ratio and EBITDA.

         The excess availability under the lending formulas provided for above, subject to sublimits and reserves, shall be not less than US$1,000,000 (One Million US Dollars) at the closing, and US$150,000 (One Hundred and Fifty Thousand US Dollars) at all times thereafter, after the payment of fees and expenses of the transactions and the application of the proceeds of the initial loans, and after deductions for past due payables and other obligations. Accounts payable of the Companies must be at a level and in a condition reasonably acceptable to us.

         The Term Loan to be held in Trust subject to the Purchase, Terms & Conditions of the company's strategic acquisitions.

         Satisfactory receipt and review of lease agreements of any of the acquired Companies leased locations to cover a period of at least 24 (twenty four) months.

         No material adverse change in the business, operations, profits or prospects of the acquisition Companies or in the condition of the assets of the acquisition Companies shall have occurred since the date of our latest field examinations.

         Representations, Warranties, Covenants and Indemnities will be usual and customary for Loan Facilities of this size, type and purpose.

         Lockbox/Blocked Account: The Lender shall have dominion over the Borrowers cash by virtue of a Blocked Account Agreement to be arranged by the Lender with a Bank acceptable to the Lender. Insurance: Borrower will furnish the Lender with evidence of satisfactory insurance coverage including casualty insurance and liability insurance in form and in amounts acceptable to the Lender, specifying the Lender, as-loss payee on casualty insurance policies and as an additional insured on liability policies. Borrower shall maintain appropriate insurance coverage for the Loan Term, with a reputable underwriter satisfactory to the Lender.

         (k) Financial covenants: Covenants acceptable to the Lender will be required and may include, but not be limited to, the following:

                  (i) Borrower shall maintain a Minimum Tangible Net Worth ("MTNW") (to be set forth in the loan documentation) at closing and at all times prior to the Maturity Date. MTNW will be defined as equity including subordinated debt, minus Intangible Assets (goodwill, patents, trademarks), prepaid expenses, shareholder loans and advances, tax refunds and leasehold improvements, tested monthly.

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                  (ii) A fixed Charge Coverage Ratio defined as at any
                  measurement date, for any period, as the ratio of: (a) EBITDA for such period minus all non-financed capital, expenditures made by the Borrower to (b) all payments of principal and interest, including, without limitation, capitalized lease obligations, taxes and dividends made in cash by the Borrower during this period, tested on a rolling 12 (twelve) month average.

                  (iii) A per annum capital expenditure limit. Capital expenditures within such limit will be permitted so long as the Borrower is in compliance with all terms of the Loan Agreement.

                  (iv)A minimum EBITDA for each fiscal year with EBITDA defined as earnings before interest, taxes, depreciation, and amortization, tested on a 12 (twelve) month average.

         (l) Financial Reporting: Monthly and fiscal year-end financial statements for the Borrower in form and substance acceptable to the Lender. The monthly statements can be internal and certified by the chief financial officer and the annual statements audited by an independent accounting firm and certified by the chief financial officer.

         The independent accounting firm must be acceptable to the Lender. All financial statements must be submitted within Standard Time Frames.

         Standard Time Frames are defined as month-end statements within 30 (thirty) days, and year-end statements with 120 (one hundred and twenty) days of the Borrower's financial year-end.

         Financial projections for the Borrower in form and content acceptable to the Lender and submitted annually to the Lender. The Lender reserves the right to require more frequent financial projections.

         This transaction and the events contemplated herein must close by February 24th, 2003 or within 45 (forty-five) days from the date of our credit approvals and commitment letter. Should a commitment letter not be requested by the Company, this transaction will close on a mutually acceptable date within 45 (forty five) days from the date of our Credit Committee approval.

9.       DEPOSITS

         (i) We request that you deposit with us a non-refundable underwriting fee of US$25,000 (Twenty Five Thousand US Dollars).

         (ii) As evidence of our mutual good faith, and in consideration of our having incurred and continuing to incur certain expenses in the expectation of establishing the financing arrangements between us and the Company, we request that you deposit with us US$85,000 (Eighty Five Thousand US Dollars) against our expenses. The amount of US$45,000 (Forty Five Thousand US Dollars) to be paid January 30th, 2003 and the balance of US$40,000 (Forty Thousand US Dollars) to be paid by February 17th, 2003. These amounts, together with any other deposits at any time received by us will be:

         (a) Returned to you, less the cost of our field examinations, legal fees and other expenses directly related to the loan application and credit review, if our credit approval of the proposed financing is not obtained;

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         (b)      Retained by us, and credited to the loan account of the
                  Company, less the expenses described in paragraph (a) above, if the credit is approved and booked. We will credit such unused deposit against the closing fee due at closing, or refund such unused deposit within 60 days of closing;

         (c) Retained by us, as a fee in addition to expenses payable by you as set forth above, if our credit approval of the proposed financing is obtained and the transaction does not close within 45 (forty-five) days from the date of such approval, whether as a result of your election not to do business with us or a failure to fulfill any of the conditions of the proposed financing as approved by us; and

         (d) Retained by us, as a fee in addition to expenses payable by you as set forth above, if at any time during the loan and credit review, you intentionally mislead us or intentionally fail to disclose material information which, if disclosed, would have had a material adverse impact on the loan approval.

The terms and conditions described in this proposal letter are intended as an outline only and this proposal letter does not purport to include or summarize all of the terms, conditions, covenants and other provisions, which will be contained on the loan documents.

This letter is delivered to you on the condition that its existence and its contents will not be disclosed by you or the Company without our prior written approval except (1) as may be required to be disclosed in any legal proceedings or as may otherwise be required by law, and (2) on a confidential and "need to know" basis, to your directors, officers, employees, advisors and agents.

Unless accepted by you and as so accepted, received by us by the close of business on Tuesday January 14th, 2003 with the underwriting deposit referred to in paragraph 9.(i) above, this proposal shall expire at such a time.

This letter is solely for your benefit and is not to be relied upon by any third party.

We look forward to continuing to work with you and your associates in this transaction and your acceptance represents our mutual intention to proceed on this transaction.

Very truly yours,

INVESTORS CORPORATION


/s/ J. Cathcart
By:  J. Cathcart


Accepted this 11th day of January, 2003.

/s/ Armand Dauplaise
By:  Armand Dauplaise

Title:   President & CEO

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